2015 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

eXp World Holdings, Inc., a Delaware corporation (the “Company”) has awarded to the participant set forth below (“Participant”, “you” and “your”) restricted stock units (the “Restricted Stock Units”) subject to the terms of the Company’s 2015 Equity Incentive Plan (as amended from time-to-time, the “Plan”) this Notice of Restricted Stock Unit Grant and the Terms and Conditions attached hereto as Exhibit A, which are incorporated herein by reference thereto (the “Grant Agreement”). Unless otherwise defined in this Grant Agreement, including the additional terms and conditions for certain countries set forth in the country-specific addendum attached hereto and incorporated herein by reference thereto (the “Addendum”), any capitalized term used herein shall have the meaning ascribed to it in the Plan.

PARTICIPANT:	###PARTICIPANT_NAME###
GRANT DATE:	###GRANT_DATE###
NUMBER OF RESTRICTED STOCK UNITS:	###TOTAL_AWARDS###
HOME ADDRESS:	###HOME_ADDRESS###
VESTING COMMENCEMENT DATE:	###ALTERNATIVE_VEST_BASE_DATE###
VESTING SCHEDULE:	###VEST_SCHEDULE_NAME###

By accepting (whether electronically (including, without limitation, on the Morgan Stanley Shareworks platform) or otherwise) the grant of Restricted Stock Units (the “Restricted Stock Unit Grant”), Participant acknowledges and agrees to the following:

1.	The Restricted Stock Unit Grant is governed by the terms and conditions of this Grant Agreement, the Participant’s Independent Contractor Agreement (or commission-only real estate employee agreement, if applicable) (the “ICA”), and the Plan. In the event of a conflict between the terms of the Plan, ICA and this Grant Agreement, priority will be given to the terms of the Plan, then the ICA, and then the Grant Agreement.

2.	Participant has received a copy of the Plan, this Grant Agreement, and the Plan prospectus (if required under Applicable Law), and represents that he or she has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board regarding any questions relating to the Restricted Stock Unit Grant and the Plan.

3.	The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

4.	Participant consents to electronic delivery and participation as set forth in the Plan and this Grant Agreement.

If Participant does not accept or decline this Restricted Stock Unit Grant within 30 days of the Date of Grant or by such other date that may be communicated Participant by the Company, the Company will accept this Restricted Stock Unit Grant on Participant’s behalf and Participant will be deemed to have accepted the terms and conditions of the Restricted Stock Units set forth in the Plan and this Grant Agreement. If Participant wishes to decline this Restricted Stock Unit Grant, Participant should promptly notify Stock Plan Services at stock@exprealty.com. If Participant declines this Restricted Stock Unit Grant, the Restricted Stock Units will be cancelled and no benefits from the Restricted Stock Units nor any compensation or benefits in lieu of the Restricted Stock Units will be provided to Participant.

EXHIBIT A

TERMS AND CONDITIONS

These TERMS AND CONDITIONS are a part of that certain Notice of Restricted Stock Unit Grant between the Company and the Participant set forth above. Company and Participant are each referred to individually herein as a “Party” and collectively as the “Parties”.

1.Grant of Restricted Stock Units. A Restricted Stock Unit is a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (a “Share”). The Restricted Stock Units are used solely as a device to determine the number of Shares to eventually be issued to Participant if such Restricted Stock Units vest. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
2.Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.
3.Settlement. On or as soon as administratively practical (and within thirty (30) days) following each applicable date of vesting under the Vesting Schedule set forth above (each, a “Vesting Date”), the Company will deliver to Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Restricted Stock Units subject to the Restricted Stock Unit Grant that vest on the applicable Vesting Date, subject to the satisfaction of any applicable withholding obligations for taxes. No fractional Restricted Stock Units or rights for fractional Shares shall be created pursuant to this Grant Agreement.
4.Dividend and Voting Rights; Adjustments; Corporate Transactions. Unless and until such time as Shares are issued in settlement of vested Restricted Stock Units, Participant will have no ownership of the Shares allocated to the Restricted Stock Units, and will have no rights to vote such Shares and no rights to dividends.
5.Non-Transferrable. The Restricted Stock Units and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or court order. Notwithstanding the foregoing, the Board may permit this Award to be transferred to a Permitted Transferee, upon such additional terms and conditions as the Board deems appropriate. The terms of the Plan and this Grant Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Participant.
6.Termination. If Participant incurs a Termination for any reason, all unvested Restricted Stock Units will be forfeited to the Company, and all rights of Participant to such Restricted Stock Units will immediately terminate without payment of any consideration to Participant. The Board shall have the exclusive discretion to determine when Participant has incurred a Termination (including whether Participant may still be considered to be providing services while on a leave of absence).
7.Taxes.
a.Responsibility for Taxes. By accepting the Restricted Stock Unit Award, Participant acknowledges that, regardless of any action taken by the Company or, if different, any Parent, Subsidiary, or affiliate of any of the foregoing to which Participant provides services (the “Service Recipient”), the ultimate liability for all taxes is and remains Participant’s responsibility and may exceed the amount actually withheld (if required to be withheld) by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the Restricted Stock Unit Grant, including, but not limited to, the grant, vesting, or settlement of this Restricted Stock Unit Grant, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Unit Grant to reduce or eliminate Participant’s liability for taxes or achieve any particular tax result. Further, if Participant is subject to taxes in more than one jurisdiction, as applicable, Participant acknowledges that the Company and/or the Service Recipient may be required to withhold or account for taxes in more than one jurisdiction. Participant agrees to pay to the Company or the Service Recipient any amount of taxes that the Company or the Service Recipient may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the taxes.
b.Withholding. Prior to the relevant tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all taxes. In this regard, Participant authorizes the Company or the Service Recipient, or their respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following: (i) withholding from compensation paid to Participant by the Company and/or the Service Recipient; (ii) withholding from proceeds of the sale of Shares acquired on settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); (iii) withholding Shares to be issued upon settlement of the Restricted Stock Units, provided the Company only withholds a number of Shares necessary to satisfy no more than the withholding amounts determined based on the minimum permitted statutory rate applicable in Participant’s jurisdiction; (iv) Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or (v) any other arrangement approved by the Board and permitted under applicable law.

Withholding (if any) for taxes will be made in accordance with the Plan and such rules and procedures as may be established by the Board, and in compliance with the insider trading policy of the Company, if applicable. In the event the Company or the Service Recipient withholds more than the taxes using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

8.Nature of Grant. In accepting this Restricted Stock Unit Grant, Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of this Restricted Stock Unit Grant is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if grants have been made in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) Participant is voluntarily participating in the Plan; (e) this Restricted Stock Unit Grant and the Shares allocated to this Restricted Stock Unit Grant are not intended to replace any pension rights or compensation; (f) this Restricted Stock Unit Grant and the Shares allocated to this Restricted Stock Unit Grant, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise provided in the Plan or by the Company in its discretion, this Restricted Stock Unit Grant and the benefits evidenced by this Grant Agreement do not create any entitlement to have this Restricted Stock Unit Grant or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (h) neither the Company nor any of its affiliates, nor any Parent or Subsidiary or their affiliates, shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any Parent or Subsidiary or any of their affiliates in its sole discretion of an applicable foreign exchange rate that may affect the value of this Restricted Stock Unit Grant (or the calculation of income or taxes thereunder) or of any amounts due to Participant pursuant to the settlement of this
Restricted Stock Unit Grant or the subsequent sale of the Shares allocated to this Restricted Stock Unit Grant.
9.Code Section 409A. It is intended that the terms of this Restricted Stock Unit Grant will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Grant Agreement shall be construed and interpreted consistent with that intent. Payments pursuant to this Restricted Stock Unit Grant are intended to constitute separate payments for purposes of Section 409A of the Code. In no event will the Company, any Parent or Subsidiary, or any of their affiliates or service providers or agents, be liable to Participant or any person for taxes, penalties or interest imposed hereunder pursuant to Section 409A of the Code.
10.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Grant Agreement and any other grant materials by and among the Company, any Subsidiary or Parent, and their affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company and such entities may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all grants, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her service status will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Participant this Restricted Stock Unit Grant or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact stock@exprealty.com.
11.Governing Law and Venue. This Grant Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Grant Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware.
12. Addendum and Sub-Plans. Notwithstanding any provisions in this Grant Agreement, this Restricted Stock Unit Grant shall be subject to any special terms and conditions set forth in any Addendum to this Grant Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum (if any) constitutes part of this Grant Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country, and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Notwithstanding anything to the contrary in the Plan or this Grant Agreement, the Company reserves the right to revise this Grant Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with foreign rules or laws.
13.Entire Agreement; Enforcement of Rights; Amendment. This Grant Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, agreements, commitments, negotiations and arrangements between them. Except as contemplated by the Plan, no modification of or amendment to this Grant Agreement, nor any waiver of any rights under this Grant Agreement, shall be effective unless in writing signed by the parties to this Grant Agreement to the extent it would materially impair the rights of Participant. The failure by either party to enforce any rights under this Grant Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Grant Agreement, the Company reserves the right to revise this Grant Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition or costs under Section 409A of the Code in connection with this Grant.
14.Severability. If one or more provisions of this Grant Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Grant Agreement, (b) the balance of this Grant Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Grant Agreement shall be enforceable in accordance with its terms.
15.Language. If Participant has received this Grant Agreement, the Plan or any other document related to this Grant and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Unit Grant and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.Notices. Any notice, demand or request required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records, or when delivered electronically pursuant to Section 20 hereof.
18.Counterparts. This Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Grant Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
19.Successors and Assigns. The rights and benefits of this Grant Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
20.Consent to Electronic Delivery and Participation. By accepting the Restricted Stock Units, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Grant Agreement, the Plan, account statements, Plan prospectuses (if any), and all other documents, communications, or information related to the Restricted Stock Units and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Plan Services.
21.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by Participant or any other participant.
22.Insider Trading/Market Abuse. Participant acknowledges that, depending on Participant's or Participant’s broker’s country or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares during such times Participant is considered to have “inside information” regarding the Company, as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.
23.Exchange Control, Foreign Asset/Account and/or Tax Reporting.  Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset/account and/or tax reporting requirements that may affect Participant's ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant's country of residence. Participant's country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant's country.  Participant also may be required to repatriate cash received from participating in the Plan to Participant's country within a certain period of time after receipt.  Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding the same.